For the fiscal period ended (a) 6/30/99
File number (c) 811-2992



                        SUB-ITEM 77M
                           Mergers


     On January 22, 1999, Prudential National
Municipals   Fund,  Inc.  (The   Registrant),
acquired  all  the net assets  of  Prudential
Municipal Series Fund (Maryland and  Michigan
Series)  and Prudential Municipal  Bond  Fund
(Intermediate Series) pursuant to a  plan  of
reorganization   approved    by    Prudential
Municipal Series Fund (Maryland and  Michigan
Series)  and Prudential Municipal  Bond  Fund
(Intermediate Series) shareholders on January
14, 1999. The reorganization was approved by the Directors of the Registrant on August 26, 1998 but did not require the approval of the Registrant's shareholders. The acquisition was accomplished on January 22, 1999, by a tax-free exchange of Class A, Class B, Class
C  and  Class Z shares of Prudential National
Municipals Fund, Inc. for the net assets of Prudential Municipal Series Fund (Maryland and Michigan Series) and Prudential Municipal
Bond Fund (Intermediate Series).